Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Square, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that our audit of internal control over financial reporting as of December 31, 2018 excluded an evaluation of the internal control over financial reporting of Weebly, Inc.

Our report on the consolidated financial statements refers to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, effective January 1, 2018.

/s/ KPMG LLP

San Francisco, California

February 27, 2019